Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-132936-14
April 7, 2008

Subscription until April 24, 2008

Z- Series Reverse Convertible Notes ■ 3 separate 3 month deals linked to: GYMB | HRB | SNDA |	Offering Period Closes on: April 24, 2008

This free writing prospectus relates to separate Z Series Reverse Convertible Notes offerings, each of which is identified by reference to the underlying shares (set forth in the table below) to which it is linked.  We refer to the underlying shares as the Reference Shares.  The following are summary indicative terms (subject to change and completion) that relate to each separate Reverse Convertible Notes offering.

Z-SERIES REVERSE CONVERTIBLE NOTES

The Z-Series Reverse Convertible Notes (‘Z ReCons’) allow investors to receive an enhanced coupon on a monthly basis regardless of the movements in the Reference Shares.  The Z ReCons will provide a return of the principal amount if the closing price of the Reference Shares has not been less than the Knock-In Level during the term of the securities.  If the closing price of the Reference Shares is less than the Knock-In Level at any time during the term of the securities, an investor could lose part or all of its principal amount.

Zacks selects Reference Shares for each Z Series Reverse Convertibles Notes using a proprietary quantitative investment strategy for security selection that attempts to identify stocks and ADRs whose returns it anticipates will outperform the returns generated by stocks and ADRs in the broad U.S. market.

ZACKS OVERVIEW

Founded in 1978, Zacks Investment Research has more than 25 years of experience in providing institutional and individual investors with the analytical tools and financial information necessary to the success of their investment process.  Today, Zacks’ models process over 25,000 earnings estimate revisions and changes in broker recommendations weekly from over 200 brokerage firms, produced by more than 3,500 analysts.

ZACKS SCORING METHODOLOGY - OVERVIEW

Zacks maintains a database of over 8,300 North American stocks and ADRs listed on U.S.-based exchanges and applies its selection methodology to the approximately 4,500 to 5,000 stocks and ADRs in this database that have reported earnings estimates.  Zacks’ selection methodology utilizes multi-factor proprietary selection rules to identify those stocks and ADRs that offer the greatest potential to generate returns commensurate with the anticipated levels of risk associated with these stocks and ADRs.

The Z Series selection rules combine several variables such as liquidity, relative valuation and company efficiency, as well as other factors such as the availability of options on and the presence of sufficient implied volatility of the stocks and ADRs, to enhance the investment applications and investment utility of such stocks and ADRs.  The Z Series selection methodology is not intended to predict the future market or financial performance of any company.

INDICATIVE PRODUCT TERMS:

Issuer:	Credit Suisse Acting through its Nassau		trading day from but not
	Branch		including the Trade Date to and
including the Valuation Date, OR
Distributor:	Credit Suisse Securities (USA) LLC
ii. If the Final Share Price is at or
Coupon Rate:	Investors will receive monthly interest		above the Initial Share Price.
payments on the Z-Series ReCons at the
	relevant rates below and on the interest		2) Otherwise, the Redemption
	payment dates set forth in the applicable		Amount is a number of Reference
	pricing supplement (30/360).		Shares equal to $1,000 divided by
the Initial Share Price, plus a cash
Denomination:	Minimum initial purchase of U.S. $1,000		amount equal to the proportion of
	per Note and integral multiples of U.S.		the Final Share Price
	$1,000 thereafter		corresponding to any fractional
share.
Initial Share Price:	Closing price of the Reference Shares on
	the Trade Date		The market value of the Reference
Shares you will receive will be less
Final Share Price:	Closing price of the Reference Shares on		than your principal amount and may
	the Valuation Date		be zero.

Knock-In Level:	The Initial Share Price multiplied by a	RELEVANT DATES:
	percentage set forth below	Offering Period:	Closes on Thurs., April 24, 2008 @ 2:00pm ET
		Trade Date:	April 24, 2008
Redemption Amount

For each $1,000 principal amount of Z-Series ReCons, a holder will receive a Redemption Amount equal to:

1) $1,000 (100% of the principal amount of
    your securities) if:

i.     The closing price of the Reference Shares has not been less than the Knock-In Level on any

		Settlement Date:	April 30, 2008
at Maturity:		Valuation Date:	July 24, 2008
		Maturity Date:	July 30, 2008

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

3 MO. Z-SERIES OFFERINGS:

Reference Shares	Ticker	Principal Amount	Initial Share Price	Coupon Rate p.a.	Knock-In Level	CUSIP	Prospectus Link
The Gymboree Corporation	GYMB	TBD	TBD	12.00%	70%	22542DDK3	2008-29

H&R Block, Inc.	HRB	TBD	TBD	10.00%	75%	22542DDF4	2008-30

Shanda Interactive Entertainment Limited	SNDA	TBD	TBD	10.50%	70%	22542DDG2	2008-31

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com

Investment Considerations

You may lose part or all of your principal amount.  If the closing price of the reference shares on the relevant exchange is less than the knock-in level at any time from but not including the initial setting date to and including the valuation date and the final share price is lower than the initial share price at maturity, you will not be paid 100% of the principal amount of your securities.

You will not receive more than your principal amount at maturity.  At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

No ownership rights in reference shares.  An investment in the securities does not entitle you to any ownership interest or rights in the reference shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchasing and holding until the maturity date.  The securities are a new issue of securities with no established trading market.  Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities.  However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market price of the securities may be influenced by many unpredictable factors.  Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated April 7, 2008, product supplement dated March 24, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access these documents on the SEC website at www.sec.gov by clicking on the hyperlink to the prospectus in this document or as follows:

http://www.sec.gov/Archives/edgar/data/1053092/000104746908004212/a2184550z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908004215/a2184551z424b2.htm

http://www.sec.gov/Archives/edgar/data/1053092/000104746908004216/a2184552z424b2.htm

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com